EXHIBIT 10.42
Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.
Execution
HARLEY-DAVIDSON FINANCIAL SERVICES, INC.
STOCKHOLDERS AGREEMENT
October 31, 2025

Table of Contents
Exhibit A    Board
Exhibit B    Required Approvals – Minority Investor
Exhibit C    Certificate of Incorporation
Exhibit D    Bylaws
Exhibit E    Competitors
Exhibit F    Dividend Policy
Exhibit G    Registration Rights Agreement Term Sheet

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.
STOCKHOLDERS AGREEMENT
This Stockholders Agreement (this “Agreement”) is made as of October 31, 2025 (the “Effective Date”) by and among Harley-Davidson Financial Services, Inc., a Delaware corporation (the “Company”), Harley-Davidson, Inc., a Wisconsin corporation (together with its Permitted Transferees, “Parent”), and KKR Morrow OpCo Aggregator LLC, a Delaware limited liability company (“Investor,” collectively with Parent, the “Holders,” and each a “Holder”).
WHEREAS, the Company proposes to issue shares of Common Stock in an amount equal to 4.9% of all of the issued and outstanding Common Stock to Investor, calculated on a fully diluted basis, pursuant to the Subscription Agreement (the “Purchase Agreement”) dated as of July 29, 2025 (the “Investment”);
WHEREAS, in connection with the Investment, the Company, Parent and Investor desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held now or hereafter acquired by the Holders will be voted concerning the election of directors after the close of the transactions described in the Purchase Agreement, the transfer and issuance of the Company’s securities and certain other matters concerning the Company’s governance and capital stock; and
WHEREAS, entering into this Agreement is a condition to the consummation of the Investment.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, all parties hereto hereby agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Action” means any action, claim, suit, proceeding, order, subpoena, arbitration, audit, assessment, inquiry, investigation, complaint, demand, counterclaim, charge, grievance, mediation, hearing, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
(b)“Affiliate” has (i) the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) with respect to the Investor, also any fund, vehicle or account which is managed or advised by the Investor or any Affiliates or Subsidiaries thereof, and “Affiliated” has a correlative meaning.
(c)“Approval Threshold” means, as of the time of determination, the Investor and collectively with its Affiliates who are the recipients of a Permitted Transfer collectively hold at least the greater of (i) the number of Shares equal to [***] percent ([***]%) of (x) the number of Shares held by Investor as of immediately following the Closing less (y) any Shares that were purchased from such Investor in connection with a Repurchase in accordance with Section 8 and (ii) [***] percent ([***]%) of the total number of issued and outstanding Shares of the Company as of such date.

(d)“as adjusted” means subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like occurring after the Effective Date.
(e)“Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.
(f)“beneficially owns” or “beneficially own” means beneficial ownership as calculated in accordance with Rule 13d-3 of the Exchange Act.
(g)“Board” means the Company’s Board of Directors.
(h)“Book Value” means [***].
(i)“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Milwaukee, Wisconsin.
(j)“Bylaws” means the bylaws of the Company, as in effect from time to time.
(k)“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as in effect from time to time.
(l)“Closing” has the meaning set forth in the Purchase Agreement.
(m)“Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company or any other capital stock of the Company or any other Person into which such stock is reclassified or reconstituted (whether by merger, consolidation or otherwise).
(n)“Company Sale” means a sale of the Company by means of (A) any transaction or series of related transactions to which the Company is party (including any stock acquisition, transfer, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes), other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of related transactions continue to retain at least fifty percent (50%) of the total voting power of the Company (or the surviving entity of such transaction(s) or its parent) immediately following consummation of such transaction(s), or (B) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, by the Company or any of its Subsidiaries of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of the Company.
(o)“Competitor” means [***].
(p)“days” means calendar days; provided that if any day falls on a weekend or is a federal holiday, the term “day” means the next calendar day that does not fall on a weekend or that is not a federal holiday.
(q)“DGCL” means the General Corporation Law of the State of Delaware.

(r)“GAAP” means generally accepted accounting principles in the United States.
(s)“Governmental Authority” means any government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person, including for the avoidance of doubt any banking or securities regulator, and including any self-regulatory organizations.
(t)“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any Governmental Authority or any listing requirement, rule or regulation of any stock exchange or other self-regulatory organization.
(u)“Lien” means any charge, pledge, lien (statutory or other), option, security interest, mortgage, right of first refusal, or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
(v)“Necessary Action” means, except as otherwise contrary to applicable Law, with respect to a specified result, all actions necessary to be taken in accordance with this Agreement to cause such result, including (A) voting or providing a written consent or proxy with respect to the Shares, whether at any annual or special meeting, by written consent or otherwise, (B) causing the adoption of stockholders’ resolutions and amendments to organizational documents of the Company or its Subsidiaries, (C) causing members of the Board, to the extent such members were elected, nominated or designated by the Person obligated to undertake a Necessary Action, to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (D) executing agreements and instruments and (E) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result; provided that, in each case, a Holder taking a Necessary Action shall not be required to (x) make any financial commitment or grant any consent to the other Holder(s) that would, or is reasonably expected to, have a disproportionate adverse effect on such Holder as compared to the other Holder(s) or (y) waive any of such Holder’s rights set forth in this Agreement.
(w)“Ownership Percentage” means, with respect to any Holder (or any other holder of Shares), a fraction, expressed as a percentage, (A) the numerator of which is the total number of Shares held by such Holder (or such other holder of Shares) at the relevant time of determination and (B) the denominator of which is the sum of the total number of Shares then outstanding, assuming full exercise or conversion of all Company securities exercisable or convertible into the Company’s Common Stock then outstanding (whether or not by their terms currently exercisable or convertible); provided that the sum of the Ownership Percentages of all Holders and any other holders of Shares shall equal one hundred percent (100%).
(x)“Parent Change in Control” means a transaction or series of related transactions in which the holders of the voting securities of the Parent outstanding immediately prior to the consummation of such transaction or series of related transactions no longer continue to retain at least fifty percent (50%) of the total voting power of the Parent (or the surviving entity of such transaction(s) or its parent) immediately following consummation of such transaction(s).
(y)“Permitted Transfer” means (A) any transfer to the Company or any Holder pursuant to the terms of this Agreement; (B) any repurchase of the Shares by the Company pursuant to agreements under which the Company has the option to repurchase such

Shares upon the occurrence of certain events, such as termination of employment, or in connection with the exercise of the Right of First Offer by the ROFO Rightholder; and (C) any Transfer made by any Holder to any Affiliate of such Holder, provided, that, the Transferee executes a counterpart copy of this Agreement and becomes bound hereby as if such Transferee was such Holder; provided that with respect to any Person that is not an Affiliate or Holder, a sale, pledge, assignment, encumbrance or other transfer or disposition by a limited partner, a member, or any other equityholder of (i) a multi-asset investment fund or capital aggregator (in each case, not formed solely for the purpose of directly or indirectly acquiring or holding equity interests or other investments in Parent or any of its Subsidiaries) that is a direct or indirect equityholder of the Company through an interest in such investment fund or capital aggregator or any secondary transaction concerning its equity interests to any other Person or (ii) an investment fund or capital aggregator that is a direct or indirect equityholder of the Company of an interest in such investment fund or capital aggregator, in either case, shall be deemed not to be a “Transfer” hereunder.
(z)“Permitted Transferee” means any Transferee of a Permitted Transfer.
(aa)“Person” means any legal person, including any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.
(ab)“Preemptive Rights” means the preemptive rights of certain Holders to purchase Pro Rata Shares of New Securities as provided under Section 5.
(ac)“Pro Rata Share” means, with respect to any Holder (or any other holder of Shares) and as at the relevant time of determination in respect of an issuance of New Securities, the ratio that (A) the sum of the number of Shares held by such Holder (or such other holder of Shares) immediately prior to the issuance of New Securities, assuming full exercise or conversion of all Company securities exercisable or convertible into the Company’s Common Stock then held by such Holder (or such other holder of Shares) (whether or not by their terms currently exercisable or convertible), bears to (B) the sum of the total number of Shares then outstanding, assuming full exercise or conversion of all Company securities exercisable or convertible into the Company’s Common Stock then outstanding (whether or not by their terms currently exercisable or convertible).
(ad)“Shares” means all shares of Common Stock and all Stock Equivalents.
(ae)Shares “held” or “owned” by any Holder mean any Shares directly or indirectly owned (of record or beneficially) by such Holder or as to which such Holder has voting power.
(af)“Stock Equivalents” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for shares of Common Stock, including any option, warrant or other subscription or purchase right with respect to Common Stock or any Stock Equivalent.
(ag)“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof, and the right to designate a majority of such directors, representatives or trustees, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (B) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses and shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.
(ah)“Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, directly or indirectly.
(ai)“Transferee” means any Person who is the recipient of Shares upon the Transfer by a Holder.
(aj)“vote” shall include any exercise of voting rights whether at an annual or special meeting, or by written consent, or in any other manner permitted by applicable Law.
(ak)Other definitions.

“30-Day Parent VWAP”	Section 9(a)
[***]
“Agreement”	Preamble
[***]
“Bad Actor”	Section 3(f)
“Board Observer”	Section 3(e)
[***]
“Company”	Preamble
[***]
“Credit Rating Downgrade Event”	Section 3(h)
[***]
“Designator”	Section 3(c)
“Designee”	Section 3(c)
“Directors”	Section 3(a)
“Disqualification Event”	Section 3(e)
“Disqualified Designee”	Section 3(e)
“Dividend Policy”	Section 3(h)
“Dollars”	Section 22(a)
“Drag-Along Sale”	Section 10(a)
“Effective Date”	Preamble
“Exchange”	Section 9(a)
“Exchange Exercise Notice”	Section 9(a)

“Exchange Exercise Notice Period”	Section 9(a)
“Exchange Right”	Section 9(a)
“Exchange Value”	Section 9(a)
“Exchanged Shares”	Section 9(a)
[***]
“Holder”	Preamble
“Investor”	Preamble
“Lock-Up Period”	Section 6(a)
“New Securities”	Section 5(a)
“New Securities Notice”	Section 5(b)
“Notice of Arbitration”	Section 22(f)
“Offered Shares”	Section 6(b)
“Parent Common Stock”	Section 9(a)
“Permitted Closing Period”	Section 5(c)
“Permitted Signing Period”	Section 5(c)
“Preemptive Rights Election Period”	Section 5(b)
“Post-ROFO Period”	Section 7(b)
“Preemptive Rights Holder”	Section 5
“Proposed Transferee”	Section 6(b)
“Purchase Agreement”	Recitals
“Registration Rights Agreement”	Section 9(g)
“Remaining Securities”	Section 5(c)
“Repurchase”	Section 8(a)
“Repurchase Book Value”	Section 8(a)
“Repurchase Right”	Section 8(a)
“Right of First Offer”	Section 7(a)
“ROFO Closing Period”	Section 7(a)
“ROFO Exercise Notice”	Section 7(a)
“ROFO Option Period”	Section 7(a)
“ROFO Purchase Price”	Section 7(a)
“ROFO Purchase Terms”	Section 7(a)
“ROFO Rightholder”	Section 7(a)
“Securities Act”	Section 3(e)
“Seller”	Section 6(b)
“Tag-Along Closing”	Section 11(b)
“Tag-Along Election Notice”	Section 11(a)
“Tag-Along Rights”	Section 11(a)
“Tag-Along Exercise Period”	Section 11(a)
“Tag-Along Sale”	Section 11(b)
“Tag-Along Sale Notice”	Section 11(a)
“Tag-Along Sale Total Shares”	Section 11(a)

“Target Closing Date Book Value”	Section 9(c)
“Transfer Notice”	Section 6(b)
“Triggering Dividend”	Section 9(c)

2.Shares.
(a)Generally. During the term of this Agreement, each Holder agrees to take all Necessary Action reasonably within such Holder’s power, including voting all Shares now or hereafter held by such Holder, in accordance with the provisions of this Agreement.
(b)Aggregation of Shares. All Shares held by any Holder and such Holder’s Affiliates shall be aggregated together for purposes of determining the availability of any rights or applicability of any obligations hereunder.
3.Board of Directors.
(a)Voting. During the term of this Agreement, each Holder agrees to vote all Shares owned by such Holder in such manner as may be necessary so that each member of the Board will be designated by Parent (the “Directors”).
(b)Current Designees.  For the purpose of this Agreement, immediately following the Closing, the members of the Board shall be as set forth on Exhibit A.
(c)Changes in Designees.  The power to designate a director pursuant to Section 3(a) includes the power to remove such director with or without cause.  If any Holder or group of Holders, as the case may be, specified in Section 3(a) as having the right to designate a director (a “Designator”) gives notice to the other Holders (either directly or through notice to the Company, which such notice Company shall promptly forward to such other Holders) of a desire to remove a director designated by such Designator (a “Designee”), the other Holder(s) shall take all Necessary Action, including voting, or causing to be voted, all Shares entitled to vote on the election of directors owned by such Holder or over which such Holder has voting control, in favor of removing such director.  No director designated and elected pursuant to this Section 3 may be removed from office unless such removal is directed or approved by the written consent of the applicable Designator.  Subject to Section 3(a), if any vacancy shall occur in the Board as a result of the death, disability, resignation, removal or any other termination of a director (and, for the avoidance of doubt, excluding any vacancy resulting from a decrease in a Holder’s ownership below the Approval Threshold), the Designator who had the right to designate such director may give notice to the other Holders (either directly or through notice to the Company, which such notice Company shall promptly forward to such other Holders) of the individual such Designator desires to be elected as a replacement representative and each other Holder shall vote, or cause to be voted, all Shares entitled to vote on the election of directors owned by such Holder or over which such Holder has voting control in favor of electing such representative.  In the event of such an initiation of a removal or selection of a designee contemplated by this Section 3, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including soliciting the votes of the appropriate Holders.
(d)Size of Board.  Each Holder shall take all Necessary Action reasonably within such Holder’s power, including voting all Shares, to maintain the authorized number of members of the Board in an amount determined by Parent, which as of the date hereof shall be [***] directors.
(e)Observer Rights.  For so long as Investor and/or any of its Permitted Transferees satisfy the Approval Threshold, Investor or a designee of Investor shall be entitled, by delivery of written notice to the Company, to designate one representative of Investor and/or its Permitted Transferees, who shall initially be [***] (the “Board Observer”), to attend all meetings of the Board and all meetings of any committees that the Board may establish from time to time, solely in a nonvoting observer capacity and, in this respect, the Company shall give any such designated representative copies of all notices, minutes, consents, and other materials that it provides to its Directors at or about the same time so provided; provided, however, that Investor shall cause the Board Observer to hold in confidence and only use the information provided to such observer to the same extent as provided in Section 15(c); and provided, further, that the Company reserves the right to withhold the portion of any information and to exclude the Board Observer from the portion of any meeting if access to such information or attendance at such meeting could, based on the advice of counsel, adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or result in a conflict of interest between the Company, on the one hand, and the Investor, on the other hand, other than by reason of the Investor’s or its Permitted Transferee’s ownership of Shares, or if the Company is prohibited by a Governmental Authority or by Law from disclosing such information to such representative. In the event that any information is so withheld or the Board Observer is so excluded, the Company will provide the Board Observer with a general description of the information withheld or discussed, as applicable, to the extent that providing such description does not jeopardize the attorney-client privilege to be preserved or result in the breach or conflict to be avoided, it being understood and agreed that the Company will take, and cause its Subsidiaries to take, reasonable steps to minimize any such exclusions.
(f)No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a Director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any Director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a Director as specified above hereby covenants and agrees (i) not to designate or participate in the designation of any Director designee who, to such Person’s knowledge, is a Disqualified Designee and (ii) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall promptly take all Necessary Action to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.
(g)Board Matters. Unless otherwise determined by the Board, the Board shall meet at least [***] times per calendar year. To the extent that a meeting of the Board (or any committee thereof) is held in-person, the Company shall reimburse the Company’s nonemployee Directors and the Board Observer for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy in effect from time to time) in connection with attending meetings of the Board (or any committee thereof). The Company and each Holder acknowledges and agrees that the Board may, by resolution, designate from among the Directors one or more committees, each of which shall be comprised of one or more Directors. Any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations contemplated by the committee’s charter and as otherwise set forth in the Laws of the State of Delaware. The Board may dissolve any committee or remove any member of a committee at any time, subject to Section 3(e).
(h)Dividend Policy. All dividends will be paid if, when and to the extent approved by the Board from time to time. To the extent approved by the Board, the Company will (x) declare and pay dividends on an annual basis (or at any other time as determined at the discretion of the Board) in cash in accordance with the Dividend Policy attached hereto as Exhibit F (the “Dividend Policy”) and (y) cause each of its Subsidiaries to declare and pay dividends and other permissible distributions directly or indirectly to the Company to enable the Company to declare and pay dividends in accordance with the Dividend Policy. Notwithstanding the foregoing or any other provision of this Agreement, all dividends and other distributions made by the Company or any Subsidiary shall be made in accordance with all applicable Laws (including, but not limited to, banking Laws) and shall only be made to the extent that such Company or Subsidiary has sufficient capital surplus and liquidity lawfully available to declare and pay dividends or such other distributions; and provided, further, and without limiting the foregoing, that neither the Company nor any of its Subsidiaries shall be required to declare or pay any dividends or other distributions unless (1) solely with respect to the Bank, (A) following the payment of such dividends or other distributions, the Bank continues to be “well-capitalized” within the meaning of 12 C.F.R. 324.403(b)(1) (or any successor provision thereto), (B) the Bank has received all required approvals from any Governmental Authorities and, if applicable, the Bank has filed all required notices with such Governmental Authorities (and all associated waiting periods have expired or been terminated), for the Bank to declare and pay such dividends or other distributions, and (C) such dividends or other distributions are consistent with the Bank’s internal policies regarding capitalization, as may be amended from time to time (provided that any such amendment shall be consistent with the Bank’s historical practices, applicable Law and/or industry practice with respect to similarly situated entities), and (2) with respect to the Company and all of its Subsidiaries, (A) such Person’s board of directors (or any other similar governing body), taking into account applicable legal, fiduciary and regulatory obligations (including any guidance from, agreements or memoranda of understand with, or orders of Governmental Authorities with jurisdiction over the Company or any Subsidiary) and the need to maintain sufficient capital and liquidity at the Company and each Subsidiary to operate its respective current and reasonably anticipated future business, determines that the Company and each such Subsidiary is permitted to and should declare and pay such dividends or other distributions and (B) the declaration and payment of any such dividend or distribution would not (and would not reasonably be expected to) cause a decline in the corporate family rating of Parent and its Subsidiaries to be below then-current ratings levels at any of Fitch Ratings, Inc., S&P Global Ratings, or Moody’s Ratings (or any successor to any such rating agency) (as applicable, a “Credit Rating Downgrade Event”).
4.Required Approvals.
(a)Investor Matters.  For so long as Investor and/or any of its Permitted Transferees satisfies the Approval Threshold, in addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law, the Certificate of Incorporation, Bylaws or other governing documents of the Company, the Company may not take, permit, authorize or effect any action set forth on Exhibit B (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), other than as expressly contemplated by this Agreement, without the prior written consent of Investor.
(b)Governing Documents.  Any amendment to the Certificate of Incorporation or Bylaws will require the approval of Parent; provided that any amendment to Certificate of Incorporation, Bylaws or other governing documents of the Company that would disproportionately affect in any material and adverse manner the Investor and/or its Permitted Transferees shall require the written consent of Investor.
5.Preemptive Rights.  The Company hereby grants to each Holder (a “Preemptive Rights Holder”), the preemptive right to purchase its Pro Rata Share of New Securities which the Company may, from time to time, propose to sell and issue after the Effective Date.
(a)“New Securities” means any capital stock (including Common Stock or any other type or class of capital stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type and amount whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:
(i)securities issued upon the exercise or conversion of Stock Equivalents outstanding as of the Effective Date;
(ii)securities issued or issuable as consideration in the acquisition of another Person that is not an Affiliate by the Company, whether by purchase of substantially all of the assets or equity interests of such Person, merger or other reorganization or pursuant to a joint venture agreement, provided, that such issuances are approved by the Board;

(iii)securities issued or issuable in connection with any joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any of its controlled Affiliates) relating to the operation of the Company’s or any of its controlled Affiliates’ respective businesses and not for the primary purpose of raising equity capital;
(iv)securities issued or issuable to third party banks or other financial institutions pursuant to a bona fide debt financing transaction approved by the Board where such securities are not issued for the primary purpose of raising additional equity capital (in addition to such debt financing);
(v)any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (v) above; and
(vi)any securities issued or issuable by the Company (or any of its Subsidiaries) for the purpose of addressing a reasonable determination by the Company or Parent that (x) the Company, Parent, or an affiliate thereof is required by Law or by the directive or guidance of a Governmental Authority to provide additional capital, liquidity, or other financial support to Eaglemark Savings Bank (the “Bank”) and (y) such additional capital, liquidity, or other financial support must be provided more quickly than would otherwise result from compliance with the provisions of this Section 5; provided, however, that in the event that this clause (vii) applies, the Company shall use commercially reasonable efforts to allow each Preemptive Rights Holder to purchase its Pro Rata Share of any such securities in a manner consistent with the economic objectives of this Section 5 prior to or contemporaneously with effecting such transaction; provided, further, that if the Company is unable to run the preemptive rights process set forth in this Section 5 prior to effecting such transaction due to such exigent circumstances, the Company shall promptly thereafter issue a New Securities Notice to each Preemptive Rights Holder in accordance with Section 5(b) to provide each Preemptive Rights Holder the ability to maintain its Pro Rata Share.
(b)In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preemptive Rights Holder notice of its intention (the “New Securities Notice”), describing the type and amount of New Securities, and the price and the material commercial terms upon which the Company proposes to issue such New Securities. Each Preemptive Rights Holder shall have [***] Business Days (the “Preemptive Rights Election Period”) after any such New Securities Notice is delivered to agree to purchase such Preemptive Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms specified in New Securities Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.
(c)In the event the Preemptive Rights Holders fail to exercise fully the Preemptive Rights within the Preemptive Rights Election Period to purchase all New Securities proposed to be issued by the Company, the Company shall have [***] days thereafter (the “Permitted Signing Period”) to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within [***] days from the date of such agreement (the “Permitted Closing Period”)) to sell that portion of New Securities with respect to which Preemptive Rights were not exercised (the “Remaining Securities”), at a price and upon terms no more favorable to the purchasers thereof or less favorable to the Company than specified in New Securities Notice. In the event the Company has not sold the Remaining Securities within the Permitted Signing Period, or the Permitted Closing Period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preemptive Rights Holders in the manner provided in this Section 5(c).

(d)No Holder will have any right of first refusal to purchase any New Securities in accordance with this Section 5 or be a Preemptive Rights Holder for purposes of the Preemptive Rights if, and for so long as, such Holder, any of its directors, executive officers, other officers that may serve as a director or officer of any Person in which it invests, general partners or managing members or any Person that would be deemed a beneficial owner of the securities of the Company held by such Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act.
6.Restrictions on Transfer.
(a)Generally. Prior to the seven (7) year anniversary of the Effective Date (such period, the “Lock-Up Period”), neither Investor nor its Permitted Transferees shall Transfer any Shares, except for (i) Permitted Transfers; and (ii) Transfers approved by the prior written consent of Parent; provided that, in each, case such Transferee executes a counterpart copy of this Agreement and becomes bound hereby as if such Transferee was such Holder. Following expiration of the Lock-Up Period, the Investor and its Permitted Transferees may Transfer any of their collective Shares, provided that (x) the Investor and its Permitted Transferees first comply with the provisions of Section 6(b) and Section 7 and obtain the prior written consent of Parent to such Transfer (such prior written consent not to be unreasonably withheld, condition or delayed; provided, that such prior written consent of Parent shall not be required with respect to the Investor and its Permitted Transferees Transferring any Shares to a Permitted Transferee), and (y) such Transferee executes a counterpart copy of this Agreement and becomes bound hereby as if such Transferee was such Holder.
(b)Notice of Proposed Transfer. Prior to Investor or any of its Permitted Transferees Transferring any of their respective Shares, such Holder (a “Seller”) shall simultaneously deliver to the Company and Parent a notice (the “Transfer Notice”), stating: (i) such Holder’s bona fide intention to Transfer such Shares; (ii) the name of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the aggregate number of Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); and (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares.
(c)Notice of Permitted Transfer. If any Holder plans to make a Permitted Transfer, then, prior to transferring its Shares, such Holder shall deliver to the Company a notice stating: (i) such Holder’s bona fide intention to make such Permitted Transfer of its Shares; (ii) the name, address, email address and phone number of each proposed transferee; (iii) the aggregate number of Shares to be transferred to each proposed transferee; and (iv) the section in this Agreement upon which such Holder is relying in making such Permitted Transfer. For the avoidance of doubt, the provisions of Sections 6(a), Section 6(b) and Section 7 shall not apply to any Permitted Transfers.
(d)No Transfers to Competitors. No Holder shall Transfer any Shares to a Competitor of the Company other than pursuant to a Company Sale.
7.Right of First Offer.
(a)Exercise.  For a period of [***] days after the Transfer Notice has been delivered to the Company and Parent (the “ROFO Option Period”), Parent (or one or more of its designees, which may include the Company) (the “ROFO Rightholder”) shall have the right (as set forth in this Section 7, the “Right of First Offer”) to make a bona fide offer to purchase all but not less than all of the Offered Shares by delivering a written notice (a “ROFO Exercise Notice”) to Seller, prior to the expiration of the ROFO Option Period, specifying the proposed purchase price therefor (the “ROFO Purchase Price”) and any additional terms proposed by the ROFO Rightholder (the “ROFO Purchase Terms”).  Seller, in its sole discretion, may elect to accept the Right of First Offer and in such case, the ROFO Rightholder and Seller shall enter into a definitive agreement for the sale of the Offered Shares on the ROFO Purchase Terms. The ROFO Rightholder’s purchase of the Offered Shares shall be consummated as soon as practicable after the delivery of the ROFO Exercise Notice, but in any event within [***]) days thereafter (or longer if regulatory approvals or clearances are required to permit the consummation of the ROFO Rightholder’s purchase of the Offered Shares, including regulatory approvals and clearances under the Hart-Scott-Rodino Antitrust Act of 1974 (as amended), in which case such [***] day period shall be extended as necessary, but not longer than [***] days total (i.e., an extension of [***] days), to obtain such approval or clearance prior to the consummation of such transaction) (the “ROFO Closing Period”).
(b)Non-Exercise.  If, during the ROFO Option Period, a ROFO Exercise Notice is not delivered, or, if, as applicable, Seller and the ROFO Rightholder have not consummated the purchase of the Offered Shares within the ROFO Closing Period, then, notwithstanding the foregoing or anything to the contrary herein, Seller may elect to Transfer the Offered Shares at any time within [***] days (the “Post-ROFO Period”) following the expiration of either the ROFO Option Period or the ROFO Closing Period as applicable, provided that (i) neither (x) the purchase price nor (y) the terms and conditions of such sale as agreed to with the Transferee is more favorable to such Transferee than the ROFO Purchase Price or the ROFO Purchase Terms and (ii) if the price of any bona fide third party offer received by Seller exceeds the ROFO Purchase Price (if any) by an amount that is not greater than [***] percent ([***]%), the ROFO Rightholder shall have the right, exercisable in its sole discretion within [***] Business Days of its receipt of notice that such third party offer (and, as applicable, Seller shall not Transfer the Offered Shares prior to the expiration of any such [***] Business Day period), to elect irrevocably to purchase the Offered Shares from Seller on the same terms proposed in connection with such bona fide third party offer meet the requirements of clause (i) or (ii); provided, further, that any such sale shall again be subject to this Section 7 if not consummated prior to the end of such Post-ROFO Period.
(c)Closing.  At the closing of the sale by Seller of any Offered Shares to the ROFO Rightholder, Seller shall deliver the Offered Shares being purchased pursuant to this Section 7, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the proposed purchaser and duly executed by Seller, and such Offered Shares shall be free and clear of any Liens (other than limitations on transfer pursuant to applicable securities Laws, pursuant to any indebtedness of the Company or Parent, and this Agreement) and, Seller shall so represent and warrant, and further represent and warrant that it is the sole record owner of such Offered Shares.
(d)Certain Limitations. Notwithstanding anything to the contrary herein, (i) any Transfer by Seller as to which the Right of First Offer would apply pursuant to this Section 7 shall be subject to Section 8, (ii) the ROFO Rightholder shall be deemed to have waived its Right of First Offer hereunder if the ROFO Rightholder fails to give notice within ROFO Option Period, and (iii) the Right of First Offer shall not apply to any Transfer pursuant to Section 6(c), Section 8 or Section 11.
8.Repurchase Right.
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9.Investor Exchange Right.
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10.Drag-Along Rights.
(a)Exercise; Actions to be Taken.  In the event that the Board and Parent approve a Company Sale in writing specifying that such Company Sale is subject to this Section 10(a) (a “Drag-Along Sale”), the Company shall, and shall cause its Affiliates, directors, officers, employees, consultants, legal counsel, partners and accountants, to use its and their reasonable best efforts to take all actions reasonably necessary or desirable to consummate expeditiously such Drag-Along Sale and any related transactions including at its and their own cost and expense: (A) engaging such advisors and agents (which shall be approved by Parent) as necessary or reasonably advisable to effect such Drag-Along Sale, (B) making reasonably available for inspection by any underwriter, potential purchaser and their respective attorneys, accountants and other consultants and agents, as applicable, all customary financial and other books and records, and documents relating to the business of the Company and its Subsidiaries, and causing the Company’s officers, employees and accountants to supply all customary due diligence information reasonably requested in connection with such Drag-Along Sale, and (C) attending and participating (as applicable) in drafting sessions, meetings with representatives of potential underwriters or purchasers of the Company, and roadshow presentations.
(b)Holder Cooperation.  The Company shall furnish notice with reasonably sufficient detail regarding the Drag-Along Sale (including, but not limited to, the identity of the purchaser, the material terms and conditions of the Drag-Along Sale and the estimated closing date) to each Holder not less than [***] days prior to the proposed consummation of a Drag-Along Sale. Each Holder shall (i) be obligated, subject to the terms and conditions of this Section 10 to consummate, consent to and raise no objection to the consummation of such Drag-Along Sale (ii) take all actions reasonably necessary or desirable and requested by the Company or Parent to consummate expeditiously such Drag-Along Sale and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers (including with respect to any dissenters’ rights, appraisal rights or similar rights) and other documents or instruments reasonably necessary or desirable and requested by the Company or Parent in connection therewith and on terms no less favorable to the dragged Holder(s) than those being executed or given by the dragging Holder, and (iii) otherwise use its reasonable best efforts to cooperate with the Company or Parent to ensure the successful consummation of such Drag-Along Sale.
(c)Company Expenses. All fees and expenses incident to the performance of, or compliance with, this Section 10 incurred by the Company shall be borne solely by the Company, and the Holders shall not have any responsibility for any such fees and expenses.  Any fees or expenses incurred by any Holder on such Holder’s own behalf (including the fees and disbursements of counsel, advisors and other Persons retained by such Holder in connection with this Section 10) will not be considered fees and expenses of the Company and will be the responsibility of such Holder.
(d)Conditions. Notwithstanding the foregoing, no Holder shall be required to comply with Section 10(b) in connection with any proposed Company Sale unless:
(i)such Holder shall not be required to make any representation, warranty or covenant or provide any indemnity that is not substantially similar to the representations, warranties and covenants made or indemnities provided by all Holders (provided that no Holder shall be required to make any representations, warranties or covenants or provide indemnities as to any other Holders);
(ii)such Holder shall not be liable for the inaccuracy or breach of any representation, warranty or covenant by any other Person not Affiliated with or an agent of such Holder (other than the Company, subject to clause (iii) below) in connection with the Drag-Along Sale;
(iii)the liability for indemnification, if any, of such Holder in such Company Sale shall be several, and not joint or joint and several, with any other Person (provided that indemnification to cover breaches of representations, warranties and covenants of the Company and any other special indemnities provided by the Company shall be borne pro rata in proportion to, and not to exceed, the amount of consideration paid to such Holder in connection with such Drag-Along Sale) and shall in no event exceed the actual proceeds received by such Holder in the Drag-Along Sale (except in the case of fraud or intentional misrepresentation by such Holder);
(iv)no Holder shall be required to sign a covenant not to compete or any similar restrictive covenants;
(v)upon the consummation of the Drag-Along Sale, each Holder will receive the same form and amount of consideration for such Holder’s Shares as is received by other Holders in respect of their Shares of such same class or series of Company capital stock; provided that the form of consideration for the Drag-Along Sale shall be payable or deliverable solely in cash or freely tradeable securities; and
(vi)subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class or series of Company capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received upon the consummation of the Drag-Along Sale, all holders of such Company capital stock will be given the same option, subject to compliance with applicable securities Laws.
Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that all or a portion of the consideration payable to any Holder in connection with such Drag-Along Sale consists of securities and the exchange or sale of such securities to any Holder would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities Law, then, at the option of the Parent, such Holders may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.
(e)Permitted Escrow. If, in respect of a Drag-Along Sale, any Holder fails to comply with the terms hereof and deliver such Holder’s Shares and instruments of transfer in respect thereof on the scheduled closing date of such Drag-Along Sale, the Parent may cause the Company to deposit the consideration otherwise payable to such Holder in respect of such Shares in connection with the Drag-Along Sale with a third party escrow agent (including a bank or a financial institution), as escrow holder. In the event of the foregoing: (i) such Shares shall be deemed for all purposes (including the right to vote and receive payment for dividends, if any) to have been Transferred in such Drag-Along Sale; (ii) to the extent that such Shares are evidenced by certificates or other instruments, such certificates and other instruments, as the case may be, shall be deemed cancelled; (iii) the Company shall make an appropriate notation in its records to reflect the cancellation of such Shares; and (iv) the Holder obligated to Transfer such Shares shall merely be a creditor with respect to such Shares with the right only to receive payment of the consideration in respect thereof, without interest, from the escrow funds. If, following the third (3rd) anniversary of the closing date of the Drag-Along Sale, the consideration in respect of such Shares has not been claimed by or on behalf of such Holder (in compliance with any requirements under the terms of the Drag-Along Sale), the escrow deposit (and any interest earned thereon) shall be released as set forth in the terms of the Drag-Along Sale, and such Holder shall forfeit its right to receive such consideration (unless otherwise provided in the terms of such Drag-Along Sale).
11.Tag-Along Rights.
(a)Exercise.
(i)Subject to the limitations of this Section 11, if the Parent Transfers more than [***] of its Shares (other than pursuant to a Permitted Transfer) in one transaction or a series of related transactions (a “Tag-Along Sale”), Investor shall have the right to participate in such Transfer on the same terms and conditions as the Parent (as provided in this Section 11, “Tag-Along Rights”). In connection with the foregoing, Parent shall deliver to the Investor a notice, not less than [***] days prior to the proposed consummation of such Transfer, stating: (i) Parent’s bona fide intention to Transfer its Shares; (ii) the name of each Proposed Transferee; (iii) the aggregate number of Shares proposed to be Transferred to each Proposed Transferee (the “Tag-Along Sale Total Shares”); and (iv) the bona fide cash price or, in reasonable detail, other consideration for Parent proposes to Transfer such Shares (the “Tag-Along Sale Notice”). To exercise its rights hereunder, Investor must have provided a notice to Parent within [***]

Business Days of the delivery of a Tag-Along Sale Notice (the “Tag-Along Exercise Period”) indicating that Investor wishes to participate in such Transfer and the amount of Shares Investor is willing to sell in such Transfer (the “Tag-Along Election Notice”). Failure by Investor to provide the Tag-Along Election Notice within the Tag-Along Exercise Period shall be regarded as a waiver of its Tag-Along Rights contemplated by this Section 11 with respect to (but only with respect to) the applicable Tag-Along Sale Notice.
(ii)Investor will be entitled to Transfer up to such Holder’s pro rata share of the Tag-Along Sale Total Shares which shall be equal to (x) the number of Tag-Along Sale Total Shares multiplied by (y) a fraction (i) the numerator of which shall be the number of Shares held on the date of the Tag-Along Sale Notice by Investor and (ii) the denominator of which shall be the aggregate number of Shares held on the date of the Tag-Along Sale Notice by Parent and Investor (and, if applicable, any other holder of Shares that elects to participate in such Tag-Along Sale).
(b)Closing; Consummation of the Tag-Along Sale. Subject to compliance with applicable state and federal securities Laws, the sale of the Tag-Along Sale Total Shares shall occur within [***] days after the expiration of the Tag-Along Exercise Period. If Investor exercised the Tag-Along Rights in accordance with this Section 11, then Investor shall deliver to Parent at or before the closing of the transactions contemplated in connection with such Tag-Along Rights (the “Tag-Along Closing”), in trust, one or more certificates, properly endorsed for Transfer, representing the number of Tag-Along Sale Total Shares to which Investor is entitled to Transfer pursuant to this Section 11. At the Tag-Along Closing, Parent shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Tag-Along Sale Notice, and Parent will remit, or will cause to be remitted, to Investor, at the Tag-Along Closing, that portion of the proceeds of the Transfer to which Investor is entitled by reason of Investor’s participation in such Transfer pursuant to the Tag-Along Rights.
(c)Conditions. Any Tag-Along Sale consummated pursuant to this Section 11 shall be subject to the following requirements:
(i)no Holder shall be required to make any representation, warranty or covenant or provide any indemnity that is not substantially similar to the representations, warranties and covenants made or indemnities provided by all Holders (provided that no Holder shall be required to make any representations, warranties or covenants or provide indemnities as to any other Holders);
(ii)no Holder shall be liable for the inaccuracy or breach of any representation, warranty or covenant by any other Person not Affiliated with or an agent of such Holder (other than the Company, subject to clause (iii) below) in connection with the Tag-Along Sale;
(iii)the liability for indemnification, if any, of such Holder in such Tag-Along Sale shall be several, and not joint or joint and several, with any other Person (provided that indemnification to cover breaches of representations, warranties and covenants of the Company and any other special indemnities provided by the Company shall be borne pro rata in proportion to, and not to exceed, the amount of consideration paid to such Holder in connection with such Tag-Along Sale) and shall in no event exceed the actual proceeds received by such Holder in the Tag-Along Sale (except in the case of fraud or intentional misrepresentation by such Holder);
(iv)no Holder shall be required to sign a covenant not to compete or any similar restrictive covenants;

(v)upon the consummation of the Tag-Along Sale, each Holder will receive the same form and amount of consideration for such Holder’s Shares as is received by other Holders in respect of their Shares of such same class or series of Company capital stock; provided that the form of consideration for the Tag-Along Sale shall be payable or deliverable solely in cash or freely tradeable securities; and
(vi)subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class or series of Company capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received upon the consummation of the Tag-Along Sale, all holders of such Company capital stock will be given the same option, subject to compliance with applicable securities Laws.
Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that all or a portion of the consideration payable to any Holder in connection with such Tag-Along Sale consists of securities and the exchange or sale of such securities to any Holder would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities Law, then, at the option of the Parent, such Holders may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.
(d)Exclusion from Tag-Along Rights. These Tag-Along Rights shall not apply with respect to Common Stock Transferred or to be Transferred to Parent (or one or more of its designees) pursuant to its Right of First Offer.
(e)Parent’s Right To Transfer. If any of the Tag-Along Sale Total Shares remain available after the exercise by Investor of its Tag-Along Rights, then the Parent shall be free to Transfer any such remaining shares to the Proposed Transferee in accordance with the terms set forth in the Tag-Along Sale Notice; provided, however, that if the Tag-Along Sale Total Shares are not so Transferred during the [***] day period following the expiration of the Tag-Along Exercise Period, then Parent may not Transfer any of such remaining Tag-Along Sale Total Shares without complying again in full with Section 11.
12.Conditions to Valid Transfer.
(a)Generally.  Any attempt by any Holder to Transfer any Shares in violation of any provision of this Agreement will be null and void ab initio. No Shares shall be Transferred by any Holder unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities and banking, lending and related Laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by its terms. The Company will not be required to (i) transfer on its books any Shares that have been purportedly Transferred in violation of any provisions of this Agreement or (ii) to treat as owner of any such Shares in violation of the provisions of this Agreement, or accord the right to vote, or pay dividends to any purchaser or other transferee to whom such Shares may have been purportedly so Transferred.
(b)Bad Actor Transfers Prohibited.  Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of any Shares, or any beneficial interest therein, to any person other than the Company unless and until the proposed transferee confirms to the reasonable satisfaction of the Board that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.
(c)Securities Matters.  No Transfer of any Shares shall be permitted if (i) such Transfer would violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or to the Shares to be Transferred, (ii) such Transfer would impose liability or reporting obligations on the Company or any Holder thereof under the Exchange Act or would otherwise require the Company or any Holder to make any filing with the Securities and Exchange Commission, (iii) such Transfer would, individually or together with other concurrently proposed Transfers, cause the Company to be regarded as an “investment company” under the Investment Company Act, or (iv) the Company is not, at the time of such proposed Transfer, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and following such proposed Transfer, the Company would have (A) in the aggregate, more than 1,950 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) or (B) in the aggregate, more than 450 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) who do not satisfy the definition of an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act (determined, in each case, in the Company’s sole discretion); provided, that the Board, with the approval of Directors representing at least 75% of the votes represented at the Board, may waive any of the restrictions contained in clauses (i) through (iv). The Company may institute legal proceedings to force rescission of a Transfer prohibited by this Section 12(c) and to seek any other remedy available to it at law, in equity or otherwise, including an injunction prohibiting any such Transfer.
(d)Authority of Board.  The Board shall have the power to determine all matters related to this Section 12, including matters necessary or desirable to administer or to determine compliance with this Section 12 and, absent actual fraud, bad faith, manifest error, or self-dealing, the determinations of the Board with respect to such matters related to this Section 12 shall be final and binding on the Company, the Holders and any proposed Transferee.
13.Stop Transfer Orders. In order to ensure compliance with the restrictions referred to herein, each Holder agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a Transfer, or Permitted Transfer, in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.
14.Miscellaneous Sale Provisions.
(a)Further Assurances. Each Holder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to consummate expeditiously each Transfer pursuant to Sections 7, 8, 9, 10 or 11 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise reasonably cooperating with the applicable selling and purchasing parties.
(b)Sale Process.  The Seller, in the case of a proposed Transfer pursuant to Sections 7 or 9, or the Parent, in the case of a proposed Transfer pursuant to Sections 8, 10 or 11, shall, in such party’s sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof.  No party hereto shall have any liability hereunder to any other Person arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer except to the extent such party shall have failed to comply with the provisions of this Agreement.
15.Covenants. The Company and each Holder hereby covenants and agrees, as follows:
(a)Information Rights. The Company will furnish the following reports to Investor and its Permitted Transferees (for so long as such Holder holds any Shares): [***].
(b)Inspection. Upon reasonable advanced request from a Holder that satisfied the Approval Threshold, the Company shall permit each such Holder, or its agents, at such Holder’s expense, during normal business hours to visit and inspect the Company’s properties, to examine its books of account and other records, and to discuss the Company’s affairs, finances and accounts with its officers; provided, however, that the Company shall not be obligated pursuant to this Section 15(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel or which is prohibited by a Governmental Authority or by Law from being disclosed; provided, further, that no Holder may exercise its rights pursuant to this Section 15(b) more than [***] times per calendar year. Notwithstanding the foregoing, any reasonable request by Holder for management discussions with respect to, or for the access to the supporting financial information used to establish: (i) the Company’s calculation of Book Value or Repurchase Book Value to the extent used in connection with the Company’s exercise of its Repurchase Right; or (ii) the calculation of Company Valuation Upon Exchange to the extent used in connection with an Exchange, in either case, shall not count toward the bi-annual limit in the preceding sentence.
(c)Confidentiality. Notwithstanding anything in this Agreement to the contrary, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 15 in respect of any Holder whom the Company reasonably determines to be a competitor; provided, however, the Company acknowledges and agrees that none of the Holders is currently a competitor. Each Holder acknowledges that the information received by such Holder from the Company is confidential and for such Holder’s use only, and such Holder’s will not (i) use such confidential information in violation of the Exchange Act or for any purpose other than to evaluate such Holder’s investment in the Company or (ii) reproduce, disclose or disseminate such information to any other person (except (1) such Holder’s employees, investors, Affiliates that are not operating portfolio companies, representatives, attorneys or agents having a need to know the contents of such information in order for such Holder to evaluate such Holder’s investment in the Company, (2) in connection with the exercise of such Holder’s rights contemplated by this Agreement or (3) to any then-current or prospective lender to or purchaser of securities of Holder (as long as such lender or purchaser agreed to be bound by confidentiality and non-use provisions similar to this Section 15(c) and such lender or purchaser is not an operating portfolio company of such Holder)), unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a Governmental Authority or by Law. In the event that any Holder is requested or required by applicable Law to disclose any of the Company’s information that is subject to this Section 15(c) to a Governmental Authority or by Law, such Holder shall, and shall direct its representatives to, as applicable, (to the extent practicable and permissible by Law) provide the Company with prompt written notice (email shall suffice), prior to disclosure, of such request or requirement and the documents requested thereby so that the Company may seek, at its sole cost, an appropriate protective order or other remedy. If in the absence of a protective order or other remedy, such Holder or its representatives, as applicable, is, upon the advice of counsel, compelled, requested or required to disclose the Company’s information that is subject to this Section 15(c), such Holder or its representatives, as applicable, may disclose only that portion of the Company’s information that is subject to this Section 15(c) that is compelled, requested or required to be disclosed and, in the event such disclosure is made, shall exercise commercially reasonable efforts to preserve the confidentiality of the Company’s information that is subject to this Section 15(c), including reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Company’s information that is subject to this Section 15(c) that is being disclosed. Each Holder shall cause each of such Holder’s employees, investors, Affiliates, representatives, attorneys, agents or prospective purchasers who have access to any of the Company’s information that is subject to this Section 15(c) to observe the terms of this Section 15(c) with respect to such information. The covenants set forth in Section 15(c) shall survive until the earlier of (x) the [***] year anniversary of any termination of this Agreement or (y) with respect to any Holder, the [***] year anniversary of the date upon which such Holder or any of its

Permitted Transferees no longer owned any Common Stock of the Company. Notwithstanding the foregoing, any of the Company’s information that is subject to this Section 15(c) may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or requirements for information in connection with routine audit or supervisory examinations by, or a blanked document request from, a governmental entity or regulatory or self-regulatory authorities with the jurisdiction over such Holder or its representatives and not directed at the Company.
(d)“Bad Actor” Notice. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.
(e)Regulatory Cooperation. The Holders acknowledge that the Bank is subject to supervision and regulation by the Federal Deposit Insurance Corporation and the State of Nevada, and that the Company or certain of its subsidiaries is subject to supervision and regulation by state regulators in certain states where it holds licenses to conduct certain lending activities including but not limited to servicing loans. The Company and the Holders agree to cooperate in good faith and use commercially reasonable efforts to address applicable banking, lending, and related Laws and related directives, orders, and guidance from applicable Governmental Authorities. Without limiting the foregoing, (i) neither the Company or any Holder shall take any action that would cause any Investor to own more than 4.9% of any class of voting securities of the Company or the Bank and (ii) each Investor agrees to provide to the Company, Parent, or the Bank, as applicable, all such information regarding such Investor and its affiliates as is reasonably requested by the Company, Parent, or the Bank for the purpose of complying with applicable banking, lending, and related Laws and with the directives, orders, and guidance of any Governmental Authority; provided, however, that the Company, Parent, and the Bank, shall treat such information as confidential and not disclose or otherwise use such information for any purpose other than compliance with such banking, lending and related Laws or such directives, orders, and guidance.
(f)Other Investor Terms. The terms set forth in this Agreement are, in the aggregate, substantially similar to and no less favorable than the terms agreed with any other Person that entered into an agreement to acquire securities in the Company on or around the date of the Closing.
16.Conflicting Organizational Document Provisions. The parties hereto shall vote all of their Shares and execute proxies or written consents, as the case may be, and shall take all Necessary Action reasonably available within their power, to ensure that the Certificate of Incorporation and Bylaws each facilitate, and do not at any time conflict with, any provision of this Agreement.  In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Certificate of Incorporation or Bylaws, the Company and the Holders shall take all Necessary Action reasonably available within their power to amend the Certificate of Incorporation or Bylaws, as the case may be, to eliminate such ambiguity or conflict such that the terms of this Agreement shall prevail.  The parties hereto acknowledge and agree that the Certificate of Incorporation, in the form attached hereto as Exhibit C, and the Bylaws, in the form attached hereto as Exhibit D, do not conflict with any provision of this Agreement.
17.Non-Circumvention. No Holder that is not an individual shall permit the Transfer of any of its Shares, or register the Transfer of any of its Shares on its books, to the extent such Transfer is intended to effect a Transfer of the Shares held by such Holder in circumvention of the restrictions contained herein.  No prohibition or restriction set forth herein may be circumvented by doing indirectly anything which if done directly would be prohibited or restricted hereunder or under this Agreement or the Certificate of Incorporation.
18.Termination. This Agreement shall become effective upon the execution hereof and, except as otherwise expressly set forth herein, shall terminate and be of no further force or effect with respect to any particular Holder, automatically without any action on the part of such Holder upon the earliest of (a) a Company Sale and (b) when such Holder and its Permitted

Transferees no longer holds any Shares.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.
19.Additional Shares. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise or which are acquired by any Holder in any other manner.
20.Stock Certificate Legends. To the extent Shares are certificated, each certificate representing Shares now held or hereafter acquired by any Holder shall for as long as this Agreement is effective bear legends substantially in the following forms:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED AND SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY (OR SUCH OTHER EVIDENCE AS IS REASONABLY ACCEPTABLE TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 31, 2025, BY AND AMONG THE COMPANY AND THE HOLDERS NAMED THEREIN AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE PURPORTED TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.
21.Authority; Effect.  Each party hereto, severally and not jointly or jointly and severally, represents and warrants to and agrees with each other party that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity.
22.Miscellaneous.
(a)Interpretation. Except as otherwise expressly provided herein:
(i)Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;
(ii)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(iii)All references herein to Sections, and Exhibits shall be deemed to be references to Sections of, and Exhibits to, this Agreement unless the context shall otherwise require;
(iv)All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein;
(v)The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(vi)All references to a Person in a particular capacity shall refer to such Person in such capacity and not in any other capacity;
(vii)All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time;
(viii)The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(ix)The terms “Dollars” and “$” mean U.S. Dollars, the lawful currency of the United States of America;
(x)With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(xi)The word “or” shall be disjunctive but not exclusive.
(xii)References to a Person are also to its permitted successors and permitted assigns; provided, that nothing contained in this Section 22(a) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(xiii)The word “will” shall be deemed to have the same meaning as the word “shall”;
(xiv)Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes;

(xv)Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with the terms and conditions thereof; and
(xvi)The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
(b)No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.
(c)Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed, or delivered to each party as follows (or at such other postal address or email address as the such party shall have furnished to each other party in accordance with this Section 22(c)):
(i)if to any Holder, at such Holder’s postal address or email address set forth on such Holder’s signature page hereto, or at such other postal address or email address as such Holder shall have furnished the Company;
(ii)if to Investor:
KKR Morrow OpCo Aggregator LLC
[***]
with a copy (which shall not constitute notice) to:
[***]
(iii)if to the Company:
Harley-Davidson Financial Services, Inc.
[***]
with a copy (which shall not constitute notice) to:
[***]
All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by email (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with an overnight courier service of recognized standing or (v) four (4) days after being deposited in the U.S. mail, first class with postage prepaid. With respect to any notice given by the Company under any provision of the DGCL or the Certificate of Incorporation or the Bylaws, each Holder agrees that such notice may be given by email. In the event of any conflict between the

Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.  Each Holder hereby agrees and consents to receive notices by the Company of any stockholders meetings (including any notices required under the Bylaws) by email.
(d)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and is not intended to confer any rights, benefits or remedies, obligations or liabilities upon, and shall not be enforceable by, any other Person. Except as otherwise expressly provided herein, no Holder may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void; provided, that each Holder may assign, charge or otherwise grant security over all of any of its rights under this Agreement to any of its or its Affiliates, lenders and their assignees or transferees from time to time; provided, further that in the case of the prior proviso, such assignments will not relieve Holder of any of its obligations under this Agreement.  The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any transferred Shares unless and until the Person to whom such security is to be transferred shall have executed a written agreement pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Person were a Holder, and upon delivery of such written agreement to the Company and compliance with all other terms and conditions of this Agreement, such Person shall be deemed a Holder hereunder.
(e)Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of law would result in the application of the Laws of any other jurisdiction.
(f)Dispute Resolution. [***]
(g)Waiver of Jury Trial. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH HAS OR MAY HAVE TO A TRIAL BY JURY WITH RESPECT OF ANY LITIGATION BROUGHT BY ANY PARTY BASED ON ANY RIGHT, OBLIGATION, TERM OR COVENANT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR AGENTS IN CONNECTION WITH THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
(h)Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.
(i)Entire Agreement. This Agreement and the other Transaction Documents (as defined in the Purchase Agreement) and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.
(j)Not a Voting Trust; Related Matters. This Agreement is not a voting trust governed by Section 218 of the DGCL and should not be interpreted as such.  Each Holder shall not, and shall not permit any entity under Holder’s control to (i) deposit any Shares or any interest in any Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the

Shares or (iii) subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case, that conflicts with or prevents the implementation of this Agreement.
(k)Specific Performance.  It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved other party will be irreparably damaged and will not have an adequate remedy at Law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at Law.
(l)Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company and (ii) Parent. Notwithstanding the foregoing, (i) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party, and any such waivers provided prior to the Effective Date shall be deemed valid and in full force and effect; and (ii) the provisions of Sections 3(a), 3(e), 3(h), 4, 5, 6, 7, 8, 9, 10, 11, 15 and 22 (and any definitions related thereto), with respect a Holder, may not be amended or waived, discharged or terminated without the consent of such Holder. Notwithstanding the foregoing, any amendment, termination or waiver (x) to this Agreement that disproportionately affects in any material and adverse manner a particular Holder relative to the other Holders will require such Holder’s prior consent and (y) of this sentence shall require, in addition to the consent otherwise required pursuant to this Section 22(l), to the extent that such amendment, termination or waiver of this sentence would disproportionately treat in any material and adverse manner a particular Holder relative to the other Holders, the consent of such Holder; provided that, in the case of each of the foregoing clause (x) and (y), whether an effect is disproportionate, material or adverse shall be based on a facial reading of such amendment, termination or waiver and not take into account any extrinsic characteristics of such Holder (including, but not limited to tax characteristics).
(m)No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted all parties hereunder are cumulative and will not constitute a waiver of any party’s right to assert any other legal remedy available to it. Notwithstanding the foregoing or any other provision hereof, each Investor hereby waives its right to enforce any provision of this Agreement against any other party to this Agreement unless such provision relates to a restriction set forth in 12 C.F.R. § 225.9(b)(1)-(8), such that enforcement of such provision would not cause such Investor to control the securities of any other party to this Agreement thereunder, or under any successor regulation or amendment thereto.
(n)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid or unenforceable in such jurisdiction, it shall be deemed so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.
(o)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.
(p)Several Liability of Holder. Each representation, warranty, covenant and agreement of the Holders hereunder is made on a several, and not joint or joint and several, basis. No Holder shall be liable for any other Holder’s breach of this Agreement.
(q)Expenses. Except as set forth in Section 3(g), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
(r)No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, controlling person, fiduciary, agent, attorney or representative of any party hereto, or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, controlling person, fiduciary, agent, attorney or representative of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
(Signature Pages Follow)

The parties have executed this Stockholders Agreement as of the Effective Date.
COMPANY:
HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,
a Delaware corporation
By:    /s/ David Viney
Name:    David Viney
Title:    Vice President & Treasurer
HOLDERS:
HARLEY-DAVIDSON, INC.,
a Wisconsin corporation
By:    /s/ Jonathan R. Root
Name:    Jonathan R. Root
Title:    Chief Financial Officer and President, Commercial
KKR MORROW OPCO AGGREGATOR LLC,
a Delaware limited liability company
By:    [***]
Name: [***]
Title:    [***]

[Signature Page to Stockholders Agreement]